UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 12, 2011

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2011, USA Technologies, Inc. (the "Company") and Visa U.S.A. Inc. (the “Network”) entered into a one-year agreement (the “Agreement”) pursuant to which the Network has agreed to make available to the Company reduced interchange fees for debit card transactions. As previously reported, and pursuant to regulations promulgated under the Durbin Amendment to the Dodd Frank Wall Street Reform And Consumer Protection Act of 2010, the Network indicated that effective October 1, 2011, the interchange fees for small ticket category transactions paid for through debit cards issued by regulated banks would increase from 1.55% plus $0.04 per transaction to 0.05% plus $0.22 per transaction. The interchange reimbursement fees made available to the Company by the Network pursuant to the Agreement will allow the Company to continue to accept the Network’s debit products over the one-year term without adversely impacting the Company’s historical gross profit from license and transaction fee revenues. During its fiscal year 2011, approximately 82% of the transactions handled by the Company’s network consisted of small ticket debit card transactions, of which approximately 75% were attributable to the Network’s debit cards.

During the term of the Agreement, the Company does not anticipate accepting any debit cards with interchange fees that are higher than the rates provided under the Agreement.

The Agreement completely supersedes the prior Acceptance and Promotional Agreement (the “Prior Agreement”) entered into between the Company and the Network dated as of August 16, 2010. The Agreement also provides that any funds received by the Company from the Network pursuant to the Prior Agreement are not subject to clawback by the Network, and all of the rights and obligations of the Network and the Company under the Prior Agreement have been terminated.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2011	USA TECHNOLOGIES, INC. By: /s/ Stephen P. Herbert Stephen P. Herbert, Interim Chief Executive Officer